CERTIFICATE OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                      INTERACTIVE FLIGHT TECHNOLOGIES, INC.


                            *************************


     INTERACTIVE FLIGHT TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     1. That Paragraph 4.1 of ARTICLE FOUR of this Corporation's Amended and Restated Certificate of Incorporation, as amended, be amended in its entirety to read, as follows:

     "4.1 Authorized Shares. The total number of shares of all classes of stock which the corporation shall have authority to issue is Forty-Nine Million (49,000,000), consisting of three (3) classes of capital stock:

     (a) Forty Million (40,000,000) shares of Class A Common Stock, par value $.01 per share (the "Class A Shares");

     (b) Four Million (4,000,000) shares of Class B Common Stock, par value $0.1 per share (the "Class B Shares"), and

     (c) Five Million (5,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Shares")

     Upon effectiveness of this Amendment to the Amended and Restated Certificate of Incorporation, each three (3) Class A Shares issued and outstanding immediately prior thereto shall be automatically combined into one
(1) Class A Share and each three (3) Class B Shares issued and outstanding immediately prior thereto shall be automatically combined into one (1) Class B Share. No fractional shares shall be issued to stockholders in connection with such reverse stock split, but in lieu thereof the Corporation shall pay in cash the fair value of fractions of a share, if any, as of the effective date of this Amendment to the Amended and Restated Certificate of Incorporation."

     2. That ARTICLE NINE of this Corporation's Amended and Restated Certificate of Incorporation, as amended, be deleted in its entirety and the following provisions substituted in lieu thereof.

                                  "ARTICLE NINE

                          CLASSIFIED BOARD OF DIRECTORS

     9.1 The Board of Directors shall consist of five (5) members. Such set number of Directors may be changed from time to time by resolutions of the Board of Directors, except as otherwise provided by law or the Amended and Restated Certificate of Incorporation. Any Director may resign at any time upon written notice to the Corporation. Directors need not be stockholders.

     9.2 The Board of Directors shall be divided into three (3) classes, as nearly equal in numbers as the then total number of Directors constituting the entire Board permits with the term of office of one (1) class expiring each year. At the 1998 Annual Meeting of Stockholders, Directors of the first class shall be elected to hold office for a term expiring at the next succeeding Annual Meeting, Directors of the second class shall be elected to hold office for a term expiring at the second succeeding Annual Meeting and Directors of the third class shall be elected to hold office for a term expiring at the third succeeding Annual Meeting. Subject to the foregoing, at each Annual Meeting of Stockholders the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding Annual Meeting."

     3. That a new Article, ARTICLE ELEVEN, is to be included in this Corporation's Amended and Restated Certificate of Incorporation, as amended, as follows:

                                 "ARTICLE ELEVEN

                                   AMENDMENTS

     The Corporation reserves the right to amend or repeal any provisions contained in the Amended and Restated Certificate of Incorporation at any time in the manner now or hereafter prescribed in the Amended and Restated Certificate of Incorporation and by the laws of the State of Delaware, and all rights herein conferred upon stockholders are granted subject to such reservation."

     4. The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and by approval at a meeting held October 30, 1998, of the Board of Directors and the affirmative vote of the holders of at least a majority of the outstanding stock of the Corporation entitled to vote.

     IN WITNESS WHEREOF, said INTERACTIVE FLIGHT TECHNOLOGIES, INC. has caused this Certificate of Amendment to be executed by a duly authorized officer this 2nd day of November, 1998.



                                   INTERACTIVE FLIGHT TECHNOLOGIES, INC.


                                   By: __________________________
                                       Name: Irwin Gross
                                       Title: President